                                                                    EXHIBIT 2.06

                           STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is made and entered into as of March 2, 2000 by and among DOVEBID VALUATION SERVICES, INC., a California corporation ("DoveBid"), DOVEBID, INC., a Delaware corporation ("Dovebid, Inc.") (each of Dovebid and Dovebid, Inc. hereinafter individually referred to as a "Dovebid Company" and collectively referred to as the "Dovebid Companies"), ACCUVAL ASSOCIATES, INCORPORATED, a Wisconsin corporation ("AccuVal"), LIQUITEC INDUSTRIES, INCORPORATED, a Wisconsin corporation ("LiquiTec" and, together with AccuVal, the "Companies"), DAVID S. GRONIK, JR. ("Gronik") and RICHARD E. SCHMITT ("Schmitt") (each of Gronik and Schmitt hereinafter individually referred to as a "Shareholder" and collectively referred to as the "Shareholders").

                                  BACKGROUND

     Gronik and Schmitt own beneficially and of record all of the issued and outstanding capital stock of each of the Companies.

     DoveBid desires to purchase from the Shareholders, and each Shareholder desires to sell to DoveBid, all shares of the capital stock of each of the Companies owned by the Shareholders (collectively, the "Shares") on the terms and conditions set forth in this Agreement.

     Now, therefore, the parties agree as follows:


                                   ARTICLE I

                            STOCK SALE AND PURCHASE

     1.1  Agreement to Sell and Purchase Stock.  At the Closing, each
          -------------------------------------
Shareholder shall sell, transfer and deliver to DoveBid, and DoveBid shall purchase and accept from each Shareholder, all of the Shares owned by such Shareholder, free and clear of all security interests, liens, pledges, charges, escrows, options, rights of first refusal, mortgages, indentures, security agreements or other claims, encumbrances, agreements, arrangements or commitments of any kind or character (collectively, "Liens") in exchange for the following aggregate consideration (the "Purchase Price"), which shall be subject to reduction in accordance with Section 1.2:

          (i) cash in the amount of $1,650,000, to be divided equally by the Shareholders, and paid via wire transfer to the accounts designated in writing by the Shareholders;

          (ii) two promissory notes, one payable to Gronik and one payable to Schmitt, each in the principal amount of $500,000, in the form attached hereto as Exhibit A (each, a "Promissory Note"); and
   ---------

          (iii) two convertible subordinated promissory notes, one payable to Gronik and one payable to Schmitt, each in the principal amount of $1,425,000, in the form attached hereto as Exhibit B (each, a "Convertible Subordinated
                               ---------
Promissory Note").

     1.2  Purchase Price Adjustment.  At the Closing, the Shareholders shall
          -------------------------
deliver balance sheets of each of the Companies as of the business day immediately preceding the date of the Closing (the "Closing Balance Sheets"), in each case, prepared in accordance with United States generally accepted accounting principles ("GAAP"), together with a detailed list of all accrued expenses and liabilities of each of the Companies as of the Closing Date (the "Closing Liabilities Schedule"). In the event that the aggregate book value of stockholders' equity of the Companies, determined in accordance with GAAP, consistently applied with prior periods, set forth on the Closing Balance Sheets (such amount, the "Closing Stockholders' Equity") is less than (x) $373,212 minus (y) the aggregate amount of invoiced third party vendor costs incurred by the Companies in connection with the Companies' software development programs since January 1, 2000 (such result, the "Base Amount"), the initial aggregate Purchase Price of $5,500,000 shall be reduced by one dollar for each dollar that the Closing Stockholders' Equity is less than the Base Amount. In the event of any reduction in Purchase Price, the cash portion of the Purchase Price shall be reduced and such reduced aggregate consideration shall constitute the "Purchase Price" for all purposes under this Agreement.

     1.3  Closing.  The purchase and sale of the Shares, and the consummation of
          -------
the other transactions contemplated hereby (the "Closing"), will take place at the offices of DoveBid at 1241 East Hillsdale Boulevard, Foster City, California at 10:00 a.m. Pacific Time, on March 2, 2000 or, if all conditions to closing have not been satisfied or waived by said date, at such other time and place as the DoveBid Companies and Shareholders shall mutually agree upon. At the Closing, the Shareholders will deliver to DoveBid certificates representing all of the Shares, duly endorsed for transfer to DoveBid, against delivery to the Shareholders by the DoveBid Companies of the Purchase Price. The date on which the Closing occurs is referred to herein as the "Closing Date."


                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                     OF THE SHAREHOLDERS AND THE COMPANIES

     Except as specifically set forth in the disclosure letter provided by the Shareholders and the Companies to the DoveBid Companies simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "Companies Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, each of the Shareholders and each of the Companies hereby jointly and severally represent and warrant to the DoveBid Companies as follows:

     2.1  Organization and Good Standing.  Each of the Companies is a
          ------------------------------
corporation duly organized, validly existing and in current status under the laws of the State of Wisconsin, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to conduct business in each jurisdiction in which the character of the properties owned, leased or licensed by it or the nature of such activities requires such qualification.

     2.2  Power, Authorization and Validity.
          ---------------------------------

          2.2.1 The Companies and each Shareholder has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which the Companies and each Shareholder is or will be a party that are required to be executed pursuant to this Agreement (the "Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by each of the Companies' Board of Directors. No vote of the shareholders of either of the Companies is required by the Articles of Incorporation, bylaws, other governing documents of the Companies or applicable law with respect to the due authorization and approval of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Each Shareholder is an "accredited investor" as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

          2.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable the Companies or the Shareholders to enter into, and to perform their respective obligations under, this Agreement and the Ancillary Agreements, except for such qualifications and filings as may be required to comply with federal and state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing, and will, in the case of filings, be made within the time prescribed below.

          2.2.3 This Agreement and the Ancillary Agreements are, or when executed by the Companies and the Shareholders will be, valid and binding obligations of the Companies and the Shareholders enforceable against the Companies and the Shareholders in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     2.3  Capitalization.  The authorized capital stock of AccuVal consists
          --------------
entirely of 2,800 shares of common stock, of which a total of 200 shares are issued and outstanding, and of which 100 shares are owned beneficially and of record by Gronik and 100 shares are owned beneficially and of record by Schmitt, and no other entity or individual owns either beneficially or of record any other equity interest of AccuVal. The authorized capital stock of LiquiTec consists entirely of 2,800 shares of common stock, of which a total of 200 shares are issued and outstanding, and of which 100 shares are owned beneficially and of record by Gronik and 100 shares are owned beneficially and of record by Schmitt, and no other entity or individual owns either beneficially or of record, any other equity interest of LiquiTec. On the date of this Agreement each Shareholder has, and on the Closing Date each Shareholder will have, good and marketable title to that number of shares of capital stock of the Companies set forth in this Section 2.3, free and clear of any and all Liens, which shares do and shall constitute collectively all of the outstanding shares of the Companies' capital stock. On the date of this Agreement, there are no, and on the Closing Date, there will be no, options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of shares of the Companies' capital stock or any securities convertible into or exchangeable for shares of the Companies' capital stock or obligating the Companies to grant, extend, or enter into any such option, warrant, call, right, commitment, conversion privilege or other right or agreement. There is no voting agreement, right of first refusal or other restriction (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Companies' outstanding securities. Each share of each of the Companies' capital stock has been duly authorized and validly issued, is fully paid and nonassessable (except as set forth in Section 180.0622(2)(b) of the Wisconsin Statutes), is not subject to any right of rescission, and has been offered, issued, sold and delivered by the Companies in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws, other laws and requirements set forth in applicable agreements or instruments. The Companies are not under any obligation to register under the Securities Act, any of its presently outstanding securities or any securities that may be subsequently issued.

     2.4  Subsidiaries. The Companies do not have any subsidiaries or any
          -------------
interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

     2.5  No Conflict. Neither the execution and delivery of this Agreement nor
          -----------
any Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, default, impairment or violation of (a) any provision of the Articles of Incorporation, bylaws or other governance document of either of the Companies, (b) any instrument or contract to which the Companies or any Shareholder is a party or by which either of the Companies or either Shareholder is a party, or any of the Companies' or Shareholders' assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to either of the Companies or either Shareholder or their respective assets or properties. The consummation of the transactions contemplated by this Agreement does not and will not require the consent, waiver, release or approval of any third party.

     2.6  Litigation.  There is no action, proceeding, claim or investigation
          -----------
pending against the Companies before any court or administrative agency, nor, to the knowledge of the Shareholders, has any such action, proceeding, claim or investigation been threatened. There is no reasonable basis for any shareholder or former shareholder of the Companies, or any other person, firm, corporation, or entity, to assert a claim against the Companies, any Shareholder or the DoveBid Companies based upon: (a) ownership or rights to ownership of any shares or other ownership interest in the Companies, (b) any rights as a shareholder of the Companies, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among the Companies and its shareholders. There are no outstanding orders, awards, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against the Companies or their assets, properties or securities.

     2.7  Taxes.  The Companies have timely filed all federal, state, local and
          -----
foreign tax returns required to be filed, have paid all taxes required to be paid in respect of all periods for which returns have been filed, have established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, have made all necessary estimated tax payments, and have no liability for taxes in excess of the amount so paid or accruals or reserves so established. All accruals or reserves for taxes on the Closing Balance Sheets will be established in the ordinary course of business and will be consistent with the Companies' prior practices. The Companies are not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. The Companies have not received any notification from the Internal Revenue Service or any other taxing authority regarding any material issues that: (a) are currently pending before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding the Companies or (b) have been raised by the Internal Revenue Service or other taxing authority and not yet finally resolved. No tax return of the Companies has ever been audited by the Internal Revenue Service or any state taxing agency or authority. There is not in effect any waiver by the Companies of any statute of limitations with respect to any taxes; and the Companies have not consented to extend to a date later than the date hereof the period in which any tax may be assessed or collected by any taxing authority. Neither of the Companies is a "personal holding company" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). Neither Company has filed any election under Section 341(f) of the Code. Each of the Companies has withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law.

     Effective as of July 21, 1988, AccuVal made a valid election under Section 1362 of the Code to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent to July 20, 1988. Effective as of June 13, 1988, LiquiTec made a valid election under Section 1362 of the Code to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent to June 13, 1988. Part 2.7 of the Companies Disclosure Letter sets forth each state and locality where the Companies have made a valid election under the applicable law of such jurisdiction to be an S corporation effective for all taxable periods beginning on or subsequent to the date of such election, and the date of such election. Neither the Companies nor the Shareholders have taken any action inconsistent with the requirements of the Companies' S corporation status, nor have the Companies or the Shareholders failed to take any action required in order to maintain the Companies' S Corporation status, and the Companies' S corporation election has not been terminated (whether inadvertently or otherwise) since each such effective date and is currently valid and in effect in each such jurisdiction in which an election was made.

     For the purposes of this Agreement, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     2.8  Financial Statements.  The Companies have delivered to the DoveBid
          --------------------
Companies, attached hereto as Exhibit C, copies of: (a) the Companies' unaudited
                              ---------
consolidated balance sheets as of December 31, 1999 (the "Balance Sheets") and
(b) the Companies' unaudited consolidated income statements and statements of cash flows for the twelve months ended December 31, 1999 (together, with the Balance Sheets and the Closing Balance Sheets, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of the Companies, (b) fairly present the financial condition of the Companies at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with GAAP. The Companies have no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements and the Closing Liabilities Schedule.

     2.9  Title to Assets and Properties.  The Companies have good and
          -------------------------------
marketable title to all of their assets as shown on the Balance Sheets and Closing Balance Sheets, free and clear of all Liens (other than for taxes not yet due and payable). All machinery and equipment included in such assets is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which either Company is a party are fully effective and afford such Company peaceful and undisturbed possession of the subject matter of the lease. Neither Company is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties, and has not received any notice of violation with which it has not complied.

     2.10  Absence of Certain Changes.  Since December 31, 1999, there has not
           --------------------------
been with respect to either of the Companies:

          (a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon;

          (b) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

          (c) any mortgage, encumbrance or Lien placed on any of the properties thereof;

          (d) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business in individual amounts less than $25,000;

          (e) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business in individual amounts less than $25,000;

          (f) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

          (g) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the equity interests thereof;

          (h) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, managers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, managers, employees or agents;

          (i) any change with respect to the management, supervisory or other key personnel thereof;

          (j) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Balance Sheets or incurred in the ordinary course of business thereafter;

          (k) any obligation or liability incurred thereby to any of its officers, employees, directors or shareholders or any loans or advances made thereby to any of its officers, employees, directors or shareholders except normal compensation and expense allowances payable to officers and employees;

          (l) any amendment or change in the Articles of Incorporation, bylaws or other governing documents of the Companies; or

          (m) any change in the accounting policies or procedures of the Companies.

     2.11 Contracts and Commitments.  Section 2.11 of the Companies Disclosure
          -------------------------
Letter sets forth a list of each of the following oral or written contracts, agreements, understandings and arrangements, a true and complete copy of each (or, in the case of an oral agreement, a written summary of all of the material terms of which) has been provided to the DoveBid Companies:

          (a) Contract, agreement or other understanding or arrangement providing for payments by or to the Companies in an aggregate amount of $25,000 or more in any year which are currently in effect;

          (b) Companies IP Rights Agreement (as defined in Section 2.12), and contract, license, agreement or other understanding or arrangement as licensor or licensee;

          (c) Contract, lease, license, agreement or other understanding or arrangement for the lease of real or personal property;

          (d) Joint venture contract or arrangement or any other agreement that involves or could involve a sharing of profits, expenses or losses with any other party;

          (e) Instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business and for no more than $25,000 in amount, and except as disclosed in the Financial Statements;

          (f) Contract, agreement or other understanding or arrangement containing covenants purporting to limit the Companies' freedom to compete in any line of business in any geographic area, or which grants any exclusive rights or obligations;

          (g) Contract, agreement or other understanding or arrangement for or relating to the employment of any officer, employee, contractor, or consultant of the Companies; or

          (h) Any other agreement not specified above which is material to the business of the Companies.

     All agreements, contracts, plans, leases, instruments, arrangements, licenses and commitments identified in this Section 2.11 are valid and in full force and effect. The Companies are not, nor, to the knowledge of the Shareholders, is any other party thereto, in breach or default under the terms of any such agreement, contract, plan, lease, instrument, arrangement, license or commitment. The Companies do not have any liability for renegotiation of government contracts or subcontracts, if any.

2.12  Intellectual Property.  The Companies own, or have a valid right to use,
      ---------------------
sell or license all Intellectual Property Rights (as defined below) necessary or required for the conduct of business as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "Companies IP Rights") and such rights to use, sell or license are sufficient for the conduct of the Companies' businesses as presently conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not constitute a breach of any instrument or agreement governing or affecting any Companies IP Right (the "Companies IP Rights Agreements"), do not and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Companies IP Right or impair the right of the Companies to use, sell or license any Companies IP Right or portion thereof. There is no royalty, honoraria, fee or other payment payable by the Companies to any person by reason of the ownership, use, license, sale or disposition of any Companies IP Right (other than as set forth in the Companies IP Rights Agreements listed in Section 2.11 to the Companies Disclosure Letter). The manufacture, marketing, license, sale or intended use of any product currently licensed or sold by the Companies or currently under development by the Companies does not violate any license or agreement between the Companies and any third party or infringe any Intellectual Property Right of any other person or entity; and there is no pending or, to the knowledge of the Shareholders, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Companies IP Right nor, to the knowledge of the Shareholders, is there any basis for any such claim. The Companies have not received any notice asserting that any Companies IP Right or the proposed use, sale, license or disposition thereof conflicts, or will conflict, with the rights of any other person or entity, nor, to the knowledge of the Shareholders, is there any basis for any such assertion. Schmitt is the only employee of the Companies who has participated in the development of proprietary software of the Companies with respect to a customized appraisal system consisting of project management, auction management, library management, contact management, proposal management and comparable sales systems. The Companies and the Shareholders shall use best efforts to cause each officer, employee and consultant of the Companies to execute and deliver to the Companies an agreement in the form provided by the DoveBid Companies regarding the protection of proprietary information and the assignment to the Companies of all Intellectual Property Rights arising from the services performed for the Companies by such person. Section 2.12 to the Companies Disclosure Letter contains a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by the Companies to perfect or protect its interest in Companies IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. As used herein, the term "Intellectual Property Rights" shall mean all worldwide industrial or intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet or World Wide Web URLs or addresses, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     2.13  Compliance with Laws.  The Companies have complied, or prior to the
           --------------------
Closing Date will have complied, and are or will be at the Closing in full compliance with, all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof, including, without limitation: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, hazardous materials, toxic waste disposal, building standards, zoning and other similar matters (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data and (d) the Immigration Reform and Control Act. The Companies have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business. There are no legal or administrative proceedings or investigations involving the Companies pending or, to the knowledge of the Shareholders, threatened before any governmental agency or authority.

     2.14  Certain Transactions and Agreements.  None of the officers,
           -----------------------------------
directors, shareholders or, to the knowledge of the Shareholders, employees of the Companies, or any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with the Companies (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of said officers directors, shareholders or, to the knowledge of the Shareholders, employees, nor any member of their immediate families, is directly or indirectly a party to any contract or informal arrangement with the Companies, except for compensation for services as an officer, director, shareholder or employee thereof. None of said officers, directors, shareholders or employees nor any member of their immediate families has any interest in any property, real or personal, tangible or intangible, including any Intellectual Property Rights, used in or pertaining to the business of the Companies, except for the rights of a shareholder of the Companies.

     2.15.  Employees, ERISA and Other Compliance.
            -------------------------------------

            2.15.1 The Companies do not have any employment contract or consulting agreement currently in effect that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, directors, employees and consultants of the Companies having access to proprietary information have executed and delivered to the Companies an agreement regarding the protection of such proprietary information and the assignment of inventions to the Companies; true and complete copies of the form of all such agreements have been delivered to the DoveBid Companies.

            2.15.2 The Companies (i) have not ever been nor are now subject to a union organizing effort, (ii) are not subject to any collective bargaining agreement with respect to any of its employees, (iii) are not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, or (iv) have no current labor disputes. The Companies have good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and have no knowledge that any of their key employees intends to leave his or her employ.

            2.15.3  Section 2.15 to the Companies Disclosure Letter identifies
(i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between the Companies and any employee of the Companies, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Companies under which the Companies or any ERISA Affiliate (as defined below) thereof has any present or future obligation or liability (collectively, the "Companies Employee Plans"). For purposes of this Section 2.15, "ERISA Affiliate" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Companies. Copies of all Companies Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to the DoveBid Companies, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Companies Employee Plan. All Companies Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Companies Pension Plans"), are identified as such in Section 2.15 to the Companies Disclosure Letter. All contributions due from the Companies with respect to any of the Companies Employee Plans have been made as required under ERISA or have been accrued on the Financial Statements. Each Companies Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Companies Employee Plans.

          2.15.4 No Companies Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Companies Pension Plans are subject to Title IV of ERISA.
No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Companies Employee Plan which is covered by Title I of ERISA which would result in a liability to the Companies, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Companies Employee Plan has or will make the Companies or any officer or director of the Companies subject to any liability under Title I of ERISA or liable for any tax (as defined in Section
2.7 hereof) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

          2.15.5 Any Companies Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Companies 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Companies have delivered to the DoveBid Companies a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Companies 401(a) Plan.

          2.15.6 Section 2.15 to the Companies Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses and all forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Companies Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Companies and (C) covers any employee or former employee of the Companies. Such contracts, plans and arrangements as are described in this Section 2.15.6 are herein referred to collectively as the "Companies Benefit Arrangements." Each Companies Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Companies Benefit Arrangement. The Companies have delivered to the DoveBid Companies a complete and correct copy or description of each Companies Benefit Arrangement.

          2.15.7 There has been no amendment to, written interpretation or announcement (whether or not written) by the Companies relating to, or change in employee participation or coverage under, any Companies Employee Plan or Companies Benefit Arrangement that would increase the expense of maintaining such Companies Employee Plan or Companies Benefit Arrangement above the level of the expense incurred in respect thereof since the date of the Balance Sheet.

          2.15.8 The Companies have provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Companies.

          2.15.9 No benefit payable or which may become payable by the Companies pursuant to any Companies Employee Plan or any Companies Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          2.15.10 The Companies are in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA.

          2.15.11 To the knowledge of the Shareholders, no employee of the Companies is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and to the knowledge of the Shareholders, the employment of such employees does not subject the Companies to any liability.

          2.15.12 A list of all employees, officers, directors and consultants of the Companies and their current compensation is set forth on Section 2.15 to the Companies Disclosure Letter.

          2.15.13 The Companies are not a party to any (a) agreement with any officer, director, shareholder or other employee thereof (i) providing benefits which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Companies in the nature of any of the transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.16  Company Documents. The Companies have made available to the DoveBid
           -----------------
Companies for examination true and complete copies of all documents and information listed in the Companies Disclosure Letter or other exhibits called for by this Agreement which has been requested by DoveBid and/or its legal counsel, including, without limitation, the following:

(a) copies of the Companies' Articles of Incorporation, bylaws and other governance documents as currently in effect; (b) all records of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) its journal reflecting all equity issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to the Companies, or any securities of the Companies, and all applications for such permits, orders, and consents.

     2.17  No Brokers.  Neither the Companies nor the Shareholders are or will
           ----------
be obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

     2.18  Accounts Receivable.  Subject to the reserves set forth on the
           -------------------
Balance Sheets, if any, all accounts receivable of the Companies set forth on the Balance Sheets have arisen in the ordinary course of the Companies' businesses, represent valid, enforceable and fully collectible obligations due to the Companies, and have been and are not subject to any set-off, counterclaim or future performance obligation on the part of the Companies.

     2.19  Books and Records.
           -----------------

           2.19.1 The books, records and accounts of the Companies are (a) true, complete and correct, and (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Companies.

           2.19.2 The Companies have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     2.20  Insurance.  The Companies maintain and at all times during the prior
           ----------
three years have maintained policies of insurance and bonds, including all legally required workers' compensation insurance and errors and omissions, casualty, fire and general liability insurance, which policies and bonds are listed in Section 2.20 of the Companies Disclosure Letter. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Companies are otherwise in compliance with the terms of such policies and bonds. The Companies have no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.
Prior to the Closing, the Shareholders shall have obtained, and fully prepaid all premiums associated with, "claims made" insurance for the Companies for activities of the Companies prior to the Closing, which insurance shall be assignable to the DoveBid Companies at the Closing, shall expire no earlier than the third anniversary of the Closing and shall contain coverage that is customary for the Companies' industry and be reasonably acceptable to the DoveBid Companies.

All policies of insurance now held by the Companies are set forth in Section
2.20 of the Companies Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

     2.21  Disclosure. Neither the Companies Disclosure Letter, this Agreement,
           ----------
its exhibits and schedules, nor any of the certificates or documents to be delivered by the Companies to DoveBid pursuant to this Agreement, taken together, contains or will contain any untrue statement of a material fact known to either of the Shareholders or omits or will omit to state any material fact known to either of the Shareholders that is necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF THE DOVEBID COMPANIES

     Except as specifically set forth in the disclosure letter provided by the DoveBid Companies to the Companies simultaneously with the signing of this Agreement, dated as of the date of this Agreement (the "DoveBid Disclosure Letter"), the parts of which are numbered to correspond to the sections of this Agreement, each of the DoveBid Companies jointly and severally represent and warrant to the Shareholders as follows:

     3.1  Organization and Good Standing.  The DoveBid Companies are
          ------------------------------
corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions, and have the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

     3.2  Power, Authorization and Validity.
          ---------------------------------

          3.2.1 The DoveBid Companies have the corporate right, power and authority to enter into and perform their obligations under this Agreement, and all agreements to which the DoveBid Companies are or will be a party that are required to be executed pursuant to this Agreement (the "DoveBid Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DoveBid Ancillary Agreements have been duly and validly approved and authorized by the Board of Directors of the DoveBid Companies.

          3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable the DoveBid Companies to enter into, and to perform their obligations under, this Agreement and the DoveBid Ancillary Agreements, except for (a) the filing of appropriate documents with the relevant authorities of California and Delaware and other states in which each DoveBid Company is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

          3.2.3 This Agreement and the DoveBid Ancillary Agreements are, or when executed by the DoveBid Companies will be, valid and binding obligations of the DoveBid

Companies enforceable against them in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

     3.3  No Conflict.  Neither the execution and delivery of this Agreement nor
          -----------
any DoveBid Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or bylaws of the DoveBid Companies, as currently in effect, (b) any instrument or contract to which a DoveBid Company is a party or by which a DoveBid Company's assets or properties are bound or affected, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the DoveBid Companies or its assets or properties.

     3.4  No Brokers.  The DoveBid Companies are not obligated for the payment
          ----------
of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.


                                  ARTICLE IV
                             ADDITIONAL AGREEMENTS

     4.1  Advice of Changes.  During the period from the date of this Agreement
          -----------------
until the earlier of the Closing or the termination of this Agreement, the Companies will promptly advise DoveBid in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Companies contained in this Agreement, if made on or as of the date of such event or at the Closing untrue or inaccurate in any material respect and (b) of any material adverse change in the Companies' business, prospects, results of operations or financial condition. The Companies agree to cooperate with DoveBid's auditors in order to book financial entries in accordance with GAAP and in a manner acceptable to DoveBid and its auditors.

     4.2  Maintenance of Business.  During the period from the date of this
          -----------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Companies will use their best efforts to carry on and preserve their business and their relationships with customers, suppliers, key employees and others in substantially the same manner as it has prior to the date hereof. If the Companies become aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of DoveBid in writing and, if requested by DoveBid, will exert their best efforts to restore the relationship.

     4.3  Conduct of Business.  During the period from the date of this
          -------------------
Agreement until the earlier of the Closing or the termination of this Agreement, the Companies will continue to conduct their business and maintain their business relationships in the ordinary and usual course and will not, without the prior written consent of the President of DoveBid:

          (a) borrow any money;

          (b) enter into any transaction not in the ordinary course of business;

          (c) take positions in assets greater than $1,000,000 without DoveBid's prior written consent, not to be unreasonably withheld;

          (d) make any expenditure or sale of fixed or other non-current assets in excess of $25,000 in the aggregate, outside the normal course of business; provided; however, that the Companies may purchase the computer equipment described in Section 4.3(d) of the Companies Disclosure Letter for an aggregate amount not to exceed $27,000;

          (e) encumber or permit to be encumbered any of their assets except in the ordinary course of their business consistent with past practice and to an extent that is not material to their business;

          (f) dispose of any of their assets except in the ordinary course of business consistent with past practice; provided, however, that the Companies shall transfer title to the 1999 Lexus and 1995 BMW owned by the Companies to the Shareholders, respectively, in exchange for the assumption of all indebtedness associated with such automobiles by the Shareholders;

          (g) enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

          (h) fail to maintain their equipment and other assets in good working condition and repair according to the standards they have maintained to the date of this Agreement, subject only to ordinary wear and tear;

          (i) fail to use their best efforts to maintain and preserve their business organization intact, retain their present employees and maintain their relationships and present agreements with suppliers, customers and others having business relations with the Companies, or fail to maintain their current debt and lease instruments;

          (j) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant or enter into any new employment or consulting agreement with any such person, except as set forth in Section 4.3(j) of the Companies Disclosure Letter;

          (k) change accounting methods, policies or procedures;

          (l) introduce any material new method of management or operations;

          (m) declare, set aside or pay any cash or stock dividend or other distribution in respect of any equity interest, or redeem or otherwise acquire any of their equity interests;

provided, however, that the Companies shall be permitted to make distributions to the Shareholders from the Companies' cash on hand immediately prior to the Closing;

          (n) amend or terminate any contract, agreement or license to which they are a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

          (o) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Companies 401(k) Plan;

          (p) guarantee or act as a surety for any obligation, except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          (q) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

          (r) issue or sell any shares of their capital stock or any other of their securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any securities, or accelerate the vesting of any outstanding option or other security;

          (s) split or combine their outstanding securities or enter into any recapitalization affecting the number of shares outstanding or affecting any other of their securities;

          (t) merge, consolidate or reorganize with, or acquire any entity;

          (u) amend their Articles of Incorporation, bylaws or any other governance document;

          (v) license any of their technology or Intellectual Property Rights except in the ordinary course of business consistent with past practice;

          (w) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return;

          (x) change any insurance coverage or issue any certificates of insurance; or

          (y) agree to do any of the things described in the preceding clauses 4.3(a) through 4.3(x).

     4.4  DHC Finder's Fee.  If the Shareholders introduce DoveBid to the
          ----------------
executive officers of Daley-Hodkin Corporation ("DHC"), and within one year following such initial introduction, DoveBid or one of its affiliates consummates the acquisition of DHC, whether by merger, purchase of a majority of the equity interests of DHC, or purchase of all or substantially all of the assets of DHC, DoveBid agrees to pay to the Shareholders a one time aggregate fee of $200,000 in cash, such payment to be made within ten business days following the consummation of such transaction. While DoveBid agrees to use commercially reasonable efforts to attempt to negotiate mutually acceptable definitive agreements with DHC and consummate the transactions contemplated thereby should such agreements be entered into, the Shareholders acknowledge and agree that in no event shall be DoveBid be obligated in any way to acquire DHC or agree to any terms or take any actions with respect to such acquisition, except as DoveBid shall determine in its sole discretion to be in its best interests. In the event that the Shareholders introduce DoveBid to the management of DHC and following such initial introduction, but not within such one year period, DoveBid or one of its affiliates consummates the acquisition of DHC, whether by merger, purchase of a majority of the equity interests of DHC, or purchase of substantially all of the assets of DHC, DoveBid agrees to in good faith consider making some payment to the Shareholders.

     4.5  Regulatory Approvals.  The DoveBid Companies, the Companies and each
          --------------------
Shareholder will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that DoveBid may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. The Companies and each Shareholder will use their best efforts to obtain all such authorizations, approvals and consents.

     4.6  Necessary Consents.  The Companies and each Shareholder will use their
          ------------------
best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in DoveBid's reasonable judgment to allow the consummation of the transactions contemplated hereby and to allow DoveBid to carry on the Companies' business after the Closing.

     4.7  Litigation. The Companies will notify DoveBid in writing promptly
          ----------
after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against them, or known by them to be threatened against them.

     4.8  No Other Negotiations.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, the Companies and the Shareholders will not, and will not authorize or knowingly permit any officer, shareholder, director, employee, investment banker, attorney, agent, representative or affiliate of the Companies, or any other person or entity, on its behalf to, directly or indirectly, solicit, initiate or encourage any offer from any person or entity or consider any inquiries or proposals received from any other person or entity, participate in any negotiations or discussions regarding, furnish to any person or entity any information with respect to, or enter into any agreement, commitment, letter of intent or understanding concerning, the possible disposition of all or any substantial portion of the Companies' business, assets or equity interests by merger, sale or any other means (other than the transactions contemplated hereby with the DoveBid Companies). The Companies will promptly and in any event within 24 hours notify DoveBid orally and in writing of any such inquiry or proposal, including the name of the persons making such proposal and all of the terms thereof.

     4.9  Access to Information.  From the date of this Agreement until the
          ---------------------
earlier of termination of this Agreement or the Closing, the Companies will allow DoveBid and its agents reasonable access to the files, books, records and offices of the Companies, including, without limitation, any and all information relating to the Companies' taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. The Companies will cause its accountants to cooperate with DoveBid and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

     4.10  Satisfaction of Conditions Precedent.  From the date of this
           ------------------------------------
Agreement until the earlier of termination of this Agreement or the Closing, the Companies will use their best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VI, and the Companies will use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     4.11  Blue Sky Laws.  From the date of this Agreement until the earlier of
           -------------
termination of this Agreement or the Closing, the Companies shall use their best efforts to assist DoveBid to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the transactions contemplated herein.

     4.12  Further Assurances.  The Companies, the Shareholders and the DoveBid
           ------------------
Companies shall each deliver or cause to be delivered to the other, at such other times and places as shall be reasonably agreed, such additional instruments, and take such additional actions as can be taken without unreasonable expense, as any other may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The Shareholders and the Companies will cooperate and use their reasonable efforts to have the present officers, directors and employees of the Companies cooperate with DoveBid on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any tax return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to Closing.

     4.13  Employee Benefits.  The Shareholders shall co-operate with and assist
           -----------------
the DoveBid Companies with respect to the termination, following the Closing, of all Companies Employee Plans other than the AccuVal long-term disability insurance plan which shall be continued for so long as John Lima, an employee of AccuVal, requires coverage thereunder. The employees of the Companies will be credited for all continuous periods of employment with the Companies for the purposes of the DoveBid Companies' employee vacation benefits. The DoveBid Companies will continue to fund the reasonable costs of the continuing professional education policies of the Companies and to cover the licensing costs of appraisers employed by the Companies in appropriate jurisdictions.

     4.14  Employee Stock Options.  The DoveBid Companies and Gronik will
           ----------------------
collectively determine the allocation of stock options to purchase an aggregate of 75,000 shares of common stock of DoveBid, Inc. (the "Option Pool") to be granted to employees of the Companies pursuant to the terms of DoveBid, Inc.'s 1999 Stock Option Plan, provided that (a) the options to be granted to Gronik, Schmitt and Richard T. Ferron will not be included as grants from the Option Pool, and (b) the DoveBid Companies are not obliged to grant options to any particular employee of the Companies.


                                   ARTICLE V
                      CONDITIONS PRECEDENT TO OBLIGATIONS
                     OF THE SHAREHOLDERS AND THE COMPANIES

     The obligations of the Shareholders and the Companies with respect to actions to be taken at Closing are subject to the satisfaction, or waiver by the Shareholders, at or prior to Closing of all of the following conditions.

     5.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of the DoveBid Companies set forth in this Agreement shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by the DoveBid Companies at or before the Closing shall have been duly performed in all material respects. The DoveBid Companies shall have delivered to the Shareholders a certificate to such effect dated the Closing Date signed by an authorized officer of the DoveBid Companies.

     5.2  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by the DoveBid Companies and shall be acceptable to the Shareholders.

     5.3  No Litigation.  No action or proceeding before a court or any other
          -------------
governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action or made any request of the Companies as a result of which the Shareholders deem it materially detrimental to the Companies to proceed with the transactions hereunder.

     5.4  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein.

     5.5  Promissory Note, Convertible Subordinated Promissory Note and
          --------------------------------------------------------------
Subordination Agreement.  The DoveBid Companies shall have executed and
------------------------
delivered, as applicable, to each Shareholder each Promissory Note, Convertible Subordinated Promissory Note and Subordination Agreement attached as Annex A thereto.

     5.6  Employment Agreements.  DoveBid shall have executed and delivered to
          ---------------------
each Shareholder an Employment Agreement in substantially the form of Exhibit D
                                                                      ---------
attached hereto ("Employment Agreements").

                                  ARTICLE VI
                CONDITIONS PRECEDENT TO OBLIGATIONS OF DOVEBID

     The obligations of the DoveBid Companies with respect to actions to be taken at the Closing are subject to the satisfaction, or waiver by the DoveBid Companies, at or prior to the Closing of all of the following conditions.

     6.1  Representations and Warranties; Covenants.  The representations and
          -----------------------------------------
warranties of the Shareholders and the Companies set forth in this Agreement shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties had been made as of that time. The covenants set forth in this Agreement to be performed by the Shareholders and the Companies on or before the Closing shall have been duly performed in all material respects. The Shareholders and the Companies shall have delivered to the DoveBid Companies a certificate to such effect dated the Closing Date signed by each of the Shareholders and the President of each of the Companies.

     6.2  No Litigation.  No bona fide action or proceeding before a court or
          -------------
any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated herein and no governmental agency or body shall have taken any other action that will restrain or prohibit the transactions contemplated herein.

     6.3  No Material Adverse Effect.  No event or circumstance shall have
          --------------------------
occurred between the execution of this Agreement and the Closing which would constitute a material adverse effect on either of the Companies' business, prospects, financial condition or operating results; and the DoveBid Companies shall have received a certificate to such effect dated the Closing Date signed by the Shareholders.

     6.4  Satisfaction.  All actions, proceedings, instruments and documents
          ------------
required to carry out the transactions contemplated by this Agreement or incidental hereto and all other related legal matters shall have been executed by the Shareholders or the Companies and shall be reasonably acceptable to the DoveBid Companies.

     6.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made; the Companies shall have obtained and delivered to the DoveBid Companies such additional material consents to the transactions contemplated herein as they may reasonably request including, without limitation, the DoveBid Companies' receipt on or prior to Closing of consents of third parties listed in Section 2.5 of the Companies Disclosure Letter.

     6.6  Current Status Certificate or Equivalent.  At their sole discretion,
          ----------------------------------------
the DoveBid Companies shall have received evidence satisfactory to them that the Companies are validly existing, in current status and authorized to do business and that all state franchise and/or income tax returns and taxes due by the Companies for all periods prior to the Closing have been filed and paid. The DoveBid Companies' failure to require or receive such evidence in no way vitiates or affects the Companies's or the Shareholders' representations and warranties regarding such matters and the DoveBid Companies' reliance on such representations or warranties.

     6.7  Convertible Subordinated Promissory Note and Subordination Agreement.
          ---------------------------------------------------------------------
Each Shareholder shall have executed and delivered to the DoveBid Companies his Convertible Subordinated Promissory Note and the Subordination Agreement attached as Annex A thereto.

     6.8  Employment Agreements.  Each of the Shareholders and Richard T. Ferron
          ---------------------
shall have executed and delivered to DoveBid his Employment Agreement.

     6.9  Release of Claims.  DoveBid shall have received copies of a Release of
          -----------------
Claims executed by each Shareholder in substantially the form of Exhibit E
                                                                 ---------
attached hereto.

     6.10 Lease Matters.  DoveBid shall have executed fair market rental leases
          -------------
of the Companies' Mequon, Wisconsin facilities on terms deemed acceptable to DoveBid.

     6.11 Insurance Matters.  The Shareholders shall have obtained, and fully
          -----------------
prepaid all premiums associated with, "claims made" insurance for the Companies for activities of the Companies prior of the Closing that will be assigned to DoveBid at the Closing, that expire no earlier than the third anniversary of the Closing and that contain coverage that is customary for the Companies' industry and is reasonably acceptable to DoveBid.

     6.12 Due Diligence.  The results of DoveBid's due diligence review of the
          -------------
Companies' businesses, finances, practices and procedures shall be satisfactory to the DoveBid Companies in their sole discretion.

     6.13 Closing of DoveBid's Series C Financing.  DoveBid shall have closed
          ---------------------------------------
the sale of shares of its Series C Preferred Stock to investors on terms satisfactory to DoveBid in its sole discretion.

     6.14 Cash; Automobiles.  The Companies shall have at least $100,000 in
          -----------------
cash on hand. The Companies shall have transferred title to the 1999 Lexus and 1995 BMW owned by the Companies to the Shareholders, respectively, in exchange for the assumption of all indebtedness associated with such automobiles by the Shareholders.

     6.15 Memorandum of Assignment of Ownership.  Gronik and Schmitt shall have
          -------------------------------------
executed a Memorandum of Assignment of Ownership in the form attached as Exhibit
                                                                         -------
F hereto with respect to the assignment of all rights, title and interest in
-
certain computer programs to AccuVal.

     6.16 Termination of Financing Statements.  Any UCC financing statement
          -----------------------------------
evidencing a security interest in any of either Companies' assets shall have been terminated, and satisfactory evidence of such termination shall have been provided to the DoveBid Companies.

                                  ARTICLE VII
                                  TERMINATION

     7.1  Right to Terminate.  This Agreement may be terminated and the
          ------------------
transactions contemplated herein abandoned at any time prior to the Closing: (i) by the mutual written consent of the parties hereto (which, for purposes of this Article, the DoveBid Companies shall be considered collectively one party and both Companies and both Shareholders collectively shall be considered one party); (ii) by either party, if such party is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within fifteen days after receipt of written notice of such material breach from the non-breaching party; (iii) by either party, if there is a final nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated herein, or if any statute, rule, regulation or order is enacted, promulgated or issued or deemed applicable to the transactions contemplated herein by any governmental body that would make consummation of the transactions contemplated herein illegal; or (iv) by either party if the transactions contemplated herein have not occurred by March 3, 2000.

     7.2  Termination Procedures.  If either party wishes to terminate this
          ----------------------
Agreement pursuant to Section 7.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the receipt of such notice.

     7.3  Continuing Obligations.  Following any termination of this Agreement
          ----------------------
pursuant to this Article VII, the parties to this Agreement will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under Article IX. Except for the continuing obligations set forth in the preceding sentence, the parties to this Agreement will be without any further obligation or liability upon any party in favor of the other party.


                                 ARTICLE VIII
           SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

     8.1  Survival of Representations.  The representations, warranties,
          ---------------------------
covenants and agreements of the DoveBid Companies contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the three-year anniversary Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for covenants that by their terms survive for a longer period). All representations, warranties, covenants and agreements of the Companies and the Shareholders contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or the three-year anniversary of the Closing, whereupon such representations, warranties, covenants and agreements will expire (except for provisions that by their terms survive for a longer period, and for the representations and warranties set forth in Sections 2.3 and 2.7, which shall survive for the statute of limitations period applicable to a claim that would constitute a breach thereof).

     8.2  Indemnification of the DoveBid Companies.  Subject to the limitations
          ----------------------------------------
set forth in this Article VIII, each of the Shareholders, jointly and severally, hereby indemnify and hold harmless the DoveBid Companies and their officers, directors, agents and employees, and each person, if any, who controls or may control a DoveBid Company within the meaning of the Securities Act (individually, a "DoveBid Indemnitee" and collectively, "DoveBid Indemnitees") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees and expenses ("Damages"):

          (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Companies or any Shareholder in this Agreement or any certificate, document or instrument delivered by or on behalf of the Companies or the Shareholders pursuant to this Agreement;

          (b) resulting from any failure of any Shareholder to have good, valid and marketable title to the issued and outstanding shares held by such Shareholder, free and clear of Liens, or any claim by a current or former shareholder, or any other person, firm, corporation or entity, seeking to assert or based upon ownership or rights to ownership of equity interest of the Companies (or the Purchase Price), any rights of a shareholder of the Companies, including any options, or preemptive rights or rights to notice or to vote, any rights under the Companies' Articles of Incorporation, bylaws or other charter documents, any right under any agreement among the Companies and the Shareholders or any claim that his or her equity interests or other securities were wrongfully repurchased by the Companies; or

          (c) in connection with a liability of the Companies arising out of any acts, events, omissions or transactions occurring prior to the Closing Date, which liabilities were not disclosed to the DoveBid Companies in this Agreement or the Companies Disclosure Letter and were either known or should have been known by the Shareholders at the time of the Closing, or any breach of any agreement entered into by the Companies or the Shareholders prior to the Closing.

     8.3  Indemnification of the Shareholders.  The DoveBid Companies hereby
          -----------------------------------
jointly and severally agree to indemnify the Shareholders and to hold each of them harmless from and against any and all Damages:

          (a) arising out of any misrepresentation, or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by any DoveBid Company in this Agreement or any certificate, document or instrument delivered by or on behalf of the DoveBid Companies pursuant to this Agreement; or

          (b) in connection with a liability of the Companies arising out of any acts, events, omissions or transactions occurring after the Closing Date.

     8.4  Limitations on Shareholder Liability; Exceptions.
          ------------------------------------------------

          (a) Limitations on Shareholder Liability.  Notwithstanding any other
              ------------------------------------
term of this Agreement, in no event shall the Shareholders be liable under this Agreement, including this Article VIII, for an amount which exceeds the Purchase Price.

          (b) Basket.  The indemnification provided for in this Article VIII
              ------
shall not apply unless the aggregate Damages for which one or more DoveBid Indemnitees seeks indemnification from the Shareholders exceeds $50,000. In the event that Damages do exceed $50,000, the Shareholders will indemnify the DoveBid Indemnitee for the portion of Damages in excess of $50,000.

          (c) Exceptions to Limitations on Liability.  None of the limitations
              --------------------------------------
set forth in this Section 8.4 shall in any manner limit the liability or indemnification obligations of the Shareholders with respect to: (i) intentional fraud or willful misconduct or (ii) any breach of the representations and warranties made in Sections 2.3, 2.7or 2.17 hereof.

          (d) Actual Knowledge of the DoveBid Companies.  The DoveBid Companies
              -----------------------------------------
hereby irrevocably waive any right they or any of them may have to file a claim for reimbursement or indemnity against the Shareholders under the terms of this Agreement concerning any matter with respect to which it is ultimately proven by clear and convincing evidence that any DoveBid Company (i) had actual knowledge prior to the Closing Date of specific facts which clearly and obviously constitute a breach by the Shareholders of a representation or warrant made under this Agreement, and (ii) failed to disclose such facts to the Shareholders.

          (e) Insurance Effect.  The indemnification payments of an Indemnifying
              ----------------
Party shall be adjusted so as to give effect to any amounts actually recovered by the Claiming Party with respect to the matter for which the Claiming Party is being indemnified or reimbursed from unaffiliated insurance carriers under insurance policies for the benefit of the Claiming Party that reduce claims that would otherwise be sustained; provided, however, that this Section 8.4(e) shall apply only if the provision does not constitute an improper waiver of the insurer's rights of subrogation against the Claiming Party, and provided further, that the no Claiming Party shall be under any affirmative obligation as a result of this Section 8.4(e) to obtain, maintain in force or take any action with respect to any such insurance policies.

          (f) Damages Offset.  In the event that Damages to be indemnified by
              --------------
the Shareholders under this Article VIII exceed the sum of (i) the amount of cash paid to the Shareholders at the Closing pursuant to Section 1.1(i) hereof,
(ii) the amount of any cash repayment to the Shareholders by DoveBid, Inc. under the terms of the Promissory Note, and (iii) an amount equal to the product of
(x) the number of shares of DoveBid, Inc. issued to the Shareholders pursuant to the conversion of indebtedness of DoveBid, Inc. under the terms of the Convertible Subordinated Promissory Note by (y) the lesser of the conversion price of such shares or the fair market value of such shares on date that the Shareholders become obligated to indemnify such Damages, such excess amount shall first be offset against amounts owed, if any, by the DoveBid Companies to the Shareholders pursuant to the Promissory Notes and the Convertible Subordinated Promissory Notes.

          8.5  Notice of Claim.  In the event that any party hereto shall claim
               ---------------
that it is entitled to be indemnified pursuant to the terms of this Article VIII, it (the "Claiming Party") shall so notify the party or parties against which the claim is made (the "Indemnifying Party") in writing of such claim (a "Notice of Claim") promptly after the Claiming Party has notice of any action, proceeding, demand or assessment or otherwise has received any claim or notice from a third party that is reasonably expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give a Notice of Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. DoveBid may give notice of a claim under this Agreement whether for its own Damages or for Damages incurred by any other DoveBid Indemnitee. The Notice of Claim shall specify in reasonable detail the breach of representation, warranty, covenant or agreement claimed by the Claiming Party, including a brief description of the facts, circumstances or events giving rise to the alleged Damages, including the identity and address of any third party claimant (to the extent reasonably available) and copies of any formal demand or complaint, and the amount of Damages incurred by or imposed upon the Claiming Party on account thereof. If such Damages are liquidated in amount, the Notice of Claim shall so state and such amount shall be deemed the amount of the claim of the Claiming Party. If the amount is not liquidated, the Notice of Claim shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

     8.6  Resolution of Notice of Claim.  Any Notice of Claim received by the
          -----------------------------
Indemnifying Party will be resolved as follows:

          (a) Uncontested Claims. In the event that, within twenty calendar days
              ------------------
after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Claiming Party (an "Uncontested Claim"), the Indemnifying Party will be conclusively deemed to have consented to the recovery by the Claiming Party of the full amount of Damages specified in the Notice of Claim in accordance with this Article VIII, including the offset of any such amounts against amounts owed by the DoveBid Companies to the Shareholders pursuant to the Promissory Notes, the Convertible Promissory Notes or otherwise, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

          (b) Contested Claims.  If the Indemnifying Party gives the Claiming
              ----------------
Party written notice contesting all or any portion of a Notice of Claim (a "Contested Claim") within the twenty day period, then: (i) such Contested Claim will be resolved by either (A) a written settlement agreement executed by the Indemnifying Party and the Claiming Party or (B) in the absence of such a written settlement agreement, by binding arbitration between the Indemnifying Party and the Claiming Party in accordance with the terms and provisions of
Section 8.7.

          (c)  Third Person Claims.  Promptly after a Claiming Party has
               -------------------
received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person (such claim or commencement of such action or proceeding being a "Third Person Claim") that could give rise to a right of indemnification under this Agreement, the Claiming Party shall give written notice of such Third Person Claim to the Indemnifying Party in accordance with
Section 8.5 above. The Claiming Party shall defend any Third Person Claim, and the costs and expenses incurred by the Claiming Party in connection with such defense (including but not limited to reasonable attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be included in the Damages for which the Claiming Party may seek indemnity hereunder. The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Person Claim to the extent that receipt of such documents by the Indemnifying Party does not affect any privilege relating to the Claiming Party, and may participate in settlement negotiations with respect to the Third Person Claim. No Claiming Party shall enter into any settlement of a Third Person Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), provided, that if the Indemnifying Party shall have consented in writing to any such settlement, then the Indemnifying Party shall have no power or authority to contest any claim by any Claiming Party for indemnity under Article VIII for the amount of such settlement; and the Indemnifying Party will remain responsible to indemnify the Claiming Party for all Damages as an Uncontested Claim that may be incurred arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in Article VIII. If the Indemnifying Party does not consent in writing to such settlement, and the Claiming Party concludes such settlement without such consent, the issue of whether the settlement is indemnifiable under the terms of this Article VIII shall be treated as a Contested Claim hereunder.

          8.7  Arbitration of Contested Claims.
               -------------------------------

               (a) Procedure.  The DoveBid Companies and the Shareholders agree
                   ---------
that any Contested Claim will be submitted to mandatory, final and binding arbitration in San Mateo County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect except as otherwise provided in this Agreement. The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (b) below. A Contested Claim finally resolved in favor of the DoveBid Companies may be satisfied as if such Claim were an Uncontested Claim pursuant to Article VIII. The arbitration provisions herein may be enforced by any court of competent jurisdiction, and the party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

               (b) Payment of Costs.  The DoveBid Companies on the one hand, and
                   ----------------
the Shareholders, on the other hand, will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator shall determine the party who is the Prevailing Party and the party who is the Non-Prevailing Party. The Non-Prevailing Party shall pay all reasonable costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, the fees of each arbitrator and the administrative fee of the arbitration proceedings. If such an award would result in manifest injustice, however, the arbitrator may apportion such costs, fees and expenses between the parties in such a manner as the arbitrator deems just and equitable.

               (c) Burden of Proof.  Except as may be otherwise expressly
                   ---------------
provided herein, for any Contested Claim submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

               (d) Award.  Upon the conclusion of any arbitration proceedings
                   -----
hereunder, the arbitrator will render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the "Final Award") and will deliver such documents to the DoveBid Companies and the Shareholders, together with a signed copy of the Final Award. The Final Award will constitute a conclusive determination of all issues in question, binding upon the Shareholders and the DoveBid Companies, and will include an affirmative statement to such effect.

               (e) Timing.  The Shareholders, the DoveBid Companies and the
                   ------
arbitrator will conclude each arbitration pursuant to this Section 8.6 as promptly as possible for the Contested Claim being arbitrated.

               (f) Terms of Arbitration.  The arbitrator chosen in accordance
                   --------------------
with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


                                  ARTICLE IX
                                    GENERAL

     9.1  Confidentiality.  The Companies, the Shareholders and the DoveBid
          ---------------
Companies each recognize that they have received and will receive confidential information concerning the other during the course of the negotiations and preparations of this Agreement and the transactions contemplated herein. Accordingly, the Companies, the Shareholders and the DoveBid Companies each agree (a) to use their respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Closing and related transactions. The obligations of this Section 9.1 will not apply to information that is required, in the opinion of counsel to a party hereto, to be disclosed by statute, or governmental rule or regulation, or, following the Closing, to the disclosure of information regarding the Companies by the DoveBid Companies. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 9.1 and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

     9.2  Successors and Assigns.  Neither the Companies nor any Shareholder may
          ----------------------
assign any of its rights or delegate obligations hereunder without the prior written consent of the DoveBid Companies. The DoveBid Companies may not assign any of their rights or obligations hereunder without the prior written consent of Shareholders holding not less than a majority of the voting power in the Companies, except that a DoveBid Company may assign its rights and obligations hereunder without the prior written consent of any Shareholder in connection with a merger, consolidation or sale of all or substantially all of such DoveBid Company's assets or in connection with a reincorporation, reorganization or other corporate recapitalization, provided that the acquiring or surviving corporation or entity agrees to assume all of the DoveBid Company's obligations under this Agreement, and provided further that, in the case of an asset sale transaction only, the DoveBid Companies shall remain liable if the assignee fails to perform the delegated obligations hereunder. This provision does not govern the assignment of the Promissory Notes or the Convertible Subordinated Promissory Notes, which shall be governed solely by the provisions thereof.
This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that the employees of the Companies generally, and Mr. John Lima in particular, are intended third party beneficiaries of the provisions of Section 4.13.

     9.3  Entire Agreement; Amendments.  This Agreement (including the schedules
          ----------------------------
and exhibits attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Shareholders, the Companies and the DoveBid Companies and supersede any prior agreement, understanding or discussions relating to the DoveBid Companies or the transactions contemplated by this Agreement. Except as otherwise stated herein, this Agreement and the exhibits hereto may be modified or amended only by a written instrument duly executed and authorized by the Shareholders, the Companies and the DoveBid Companies, acting through their respective officers, and duly authorized by each of their Board of Directors.

     9.4  Counterparts.  This Agreement may be executed simultaneously in two or
          ------------
more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same agreement.

     9.5  Expenses; Taxes.  The DoveBid Companies will pay the fees, expenses
          ---------------
and disbursements of the DoveBid Companies and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by the DoveBid Companies under this Agreement. The Shareholders will pay their and the Companies' respective fees, expenses and disbursements of counsel and accountants incurred in connection with the subject matter of this Agreement and any amendments thereto, including all costs and expenses incurred in the performance and compliance with all conditions to be performed by them under this Agreement. Any expenses of the Shareholders and the Companies not paid by the Shareholders at or prior to the Closing shall be treated as Damages under
Article VIII and shall not be subject to the limitations on liability and "basket" provisions set forth in Section 8.4. The Shareholders shall pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement. The Companies shall file, and the Shareholders shall cause the Companies to file, all necessary documentation and tax returns with respect to such Transfer Taxes. In addition, the Shareholders acknowledge that they, and not the DoveBid Companies or the Companies, will pay all taxes due upon the receipt by the Shareholders of each element of the Purchase Price pursuant to this Agreement.

     9.6  Notices.  All notices and other communications required or permitted
          -------
hereunder shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered by depositing the same in United States mail or a nationally recognized overnight courier service, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by delivering the same in person to such party or to an officer or agent of such party (or in the case of the Shareholders by facsimile), as follows:

               (i) If mailed or delivered to the DoveBid Companies, to each of the following, using two separate mailings or deliveries:

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Cory Ravid, Chief Financial Officer

                         DoveBid, Inc.
                         1241 East Hillsdale Blvd.
                         Foster City, CA 94404
                         Attn: Anthony Capobianco, General Counsel

               (ii) If mailed, delivered or faxed to the Companies or the Shareholders, to:

                         David S. Gronik, Jr.
                         7124 North Beach Drive
                         Fox Point, WI 53217

                         Richard E. Schmitt
                         10111 North Range Line Road
                         Mequon, WI 53092

                         With a copy to:

                         O'Neil, Canon & Hollman, S.C.
                         111 East Wisconsin Avenue, Suite 1400
                         Milwaukee, WI 53202
                         Attn:  James G. DeJong
                         Fax No. (414) 276-6581
or to such other address (or in the case of the Shareholders, the fax number) as any party hereto shall specify in writing to the other parties hereto pursuant to this Section 9.6 from time to time. Such notice shall be effective only upon actual receipt.

     9.7  Governing Law; Forum.  This Agreement shall be governed by and
          --------------------
construed in accordance with the laws of the State of California, without giving effect to laws concerning choice of law or conflicts of law. Except as set forth in Article VIII regarding the arbitration of Contested Claims, all disputes arising out of this Agreement or the obligations of the parties hereunder, including disputes that may arise following termination of this Agreement, shall be subject to the exclusive jurisdiction and venue of the California state courts of San Mateo County, California (or, if there is federal jurisdiction, then the exclusive jurisdiction and venue of the United States District Court having jurisdiction over San Mateo County). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE PERSONAL AND EXCLUSIVE JURISDICTION AND VENUE OF SAID COURTS AND WAIVES TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.

     9.8  Exercise of Rights and Remedies.  Except as otherwise provided herein,
          -------------------------------
no delay of, or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     9.9  Time.  Time is of the essence with respect to this Agreement.
          ----

     9.10  Reformation and Severability.  In case any provision of this
           ----------------------------
Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     9.11  Remedies Cumulative.  No right, remedy or election given by any term
           -------------------
of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law, or in equity or by contract.

     9.12  Construction.  This Agreement has been negotiated among the DoveBid
           ------------
Companies, the Companies, the Shareholders and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     9.13  Captions.  The headings of this Agreement are inserted for
           --------
convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

            [The Remainder Of This Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by the respective authorized representatives of the DoveBid Companies and the Companies and by each Shareholder as of the day and year first above written.


                              DOVEBID VALUATION SERVICES, INC.


                              By:       /s/ Anthony Capobianco
                                 -----------------------------------------
                              Name:  Anthony Capobianco
                              Title: Vice President and General Counsel


                              DOVEBID, INC.


                              By:       /s/ Anthony Capobianco
                                 -----------------------------------------
                              Name:  Anthony Capobianco
                              Title: Vice President and General Counsel


                              ACCUVAL ASSOCIATES, INCORPORATED


                              By:       /s/ David S. Gronik, Jr.
                                 -----------------------------------------
                              Name:
                              Title:

                              LIQUITEC INDUSTRIES, INCORPORATED


                              By:       /s/ Richard E. Schmitt
                                 -----------------------------------------
                              Name:
                              Title:


                              By:       /s/ David S. Gronik, Jr.
                                 -----------------------------------------
                                 David S. Gronik, Jr.


                              By:      /s/ Richard E. Schmitt
                                 -----------------------------------------
                                 Richard E. Schmitt